Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Paylocity Holding Corporation:

We consent to the use of our report dated August 11, 2017, with respect to the consolidated balance sheets of Paylocity Holding Corporation and subsidiary as of June 30, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois
February 9, 2018